GE ANNOUNCES SECOND QUARTER 2020 RESULTS
Challenging quarter that GE met head-on with better operational execution and de-risking actions

•	Total orders $13.8B, (38)%; organic orders (35)%

•	Total revenues (GAAP) $17.7B, (24)%; Industrial organic revenues* $16.3B, (20)%

•	Industrial profit margin (GAAP) of (5.7)%, (390) bps; adjusted Industrial profit margin* (3.2)%, (1,170) bps

•	Continuing EPS (GAAP) of $(0.27), including non-cash goodwill and other charges and the impact of marking GE's investment in Baker Hughes to market; adjusted EPS* $(0.15)

•	GE CFOA (GAAP) $(1.6)B; Industrial free cash flow* $(2.1)B

BOSTON — July 29, 2020 — GE (NYSE:GE) announced results today for the second quarter ending June 30, 2020.

GE Chairman and CEO H. Lawrence Culp, Jr. said, “The GE team remains focused on protecting the safety of our people, serving our customers and communities, and preserving our strengths, and I want to thank all of my colleagues for their tireless efforts. We had a very challenging second quarter that we met head-on, executing well operationally while we took actions to further de-risk our company. Our earnings performance was impacted by the ongoing impact of COVID-19 on our businesses, but Industrial free cash flow was better than our expectations and previously communicated range. We made faster progress on elements within our control, including our targeted cost and cash preservation actions."

Culp continued, "We're working through a still-difficult COVID-19 environment, and while it's too early to predict the trajectory for the recovery of commercial aviation, we continue to plan for a prolonged return to prior levels of activity. Still, based on what we see today and the actions we've taken, sequential improvement in earnings and cash in the second half of the year is achievable. We expect to return to positive Industrial free cash flow in 2021. We are accelerating our transformation to make GE stronger and drive long-term, profitable growth."

GE continued to take action on its priorities:

•
Supported global customers and communities combatting COVID-19, including tripling production of GE's CARESCAPE™ R860 ventilators in the quarter; partnering with Ford to scale the Airon-licensed pNeuton Model A-E ventilator; increasing manufacturing capacity of monitoring solutions, X-ray, anesthesia, and point-of-care ultrasound systems; and pledging financial support to communities through the GE Foundation and to employees through GE's Employee Relief Fund.

•	Realized more than one-third of cost and cash actions in the second quarter toward target of more than $2 billion of cost actions and more than $3 billion of cash actions during 2020.

•	Reduced near-term liquidity needs by $10.5 billion through a series of GE and GE Capital debt offerings and repayments that GE expects to be leverage neutral by the end of 2021.

•	Reduced debt by $9.1 billion year to date—including $7.8 billion in GE Industrial net debt* and $1.3 billion in GE Capital debt—and by approximately $22 billion since the beginning of 2019.

•	Launching program to fully monetize remaining stake in Baker Hughes over approximately three years, in line with GE's stated goal.

•	Focused portfolio by selling GE Lighting to Savant Systems, Inc.

•
Named new leaders, including John Slattery as president- and CEO-elect, Aviation; Pat Byrne as VP, Lean Transformation, GE, in addition to his role leading GE Digital; Nancy Anderson as Chief Information Officer, GE; Mike Barber as Chief Diversity Officer, GE; and chief diversity officers across GE's businesses.

•	Completed thorough and competitive audit tender process, selecting Deloitte as GE's independent auditor for the 2021 fiscal year.

*Non-GAAP Financial Measure

Total Company Results
We present both GAAP and non-GAAP measures to provide investors with additional information. We believe that providing these non-GAAP measures along with GAAP measures allows for increased comparability of our ongoing performance from period to period. Please see pages 9-15 for explanations of why we use these non-GAAP measures and the reconciliation to the most comparable GAAP financial measures.

	Three months ended June 30			Six months ended June 30
Dollars in millions; per-share amounts in dollars and diluted	2020	2019	Year on Year	2020	2019	Year on Year
GAAP Metrics
GE Cash from Operating Activities (GE CFOA)	$(1,604)	$(460)	U	$(3,266)	$(1,068)	U
Continuing EPS	(0.27)	(0.03)	U	0.46	0.07	F
Net EPS	(0.26)	(0.01)	U	0.44	0.40	10%
Total Revenues	17,750	23,414	(24)%	38,273	45,616	(16)%
GE Industrial Profit Margin	(5.7)%	(1.8)%	(390) bps	16.2%	1.7%	1,450 bps
Non-GAAP Metrics
GE Industrial Free Cash Flows (FCF)	$(2,067)	$(996)	U	$(4,275)	$(2,212)	(93)%
Adjusted EPS-a)	(0.15)	0.16	U	(0.10)	0.29	U
GE Industrial Organic Revenues	16,312	20,478	(20)%	35,252	40,401	(13)%
Adjusted GE Industrial Profit-b)	(521)	1,812	U	575	3,829	(85)%
Adjusted GE Industrial Profit Margin-b)	(3.2)%	8.5%	(1,170) bps	1.6%	9.2%	(760) bps
(a- Excludes non-operating benefit costs, gains (losses), restructuring & other charges, goodwill impairments and related charges, and debt extinguishment costs
(b- Excludes interest and other financial charges, non-op benefit costs, gains (losses), goodwill impairments and restructuring & other

During the second quarter, GE also recognized several significant items that affected its financial results, including:

•
Non-cash pre-tax goodwill impairment charges of $877 million related to Additive within GE's Aviation segment and $839 million related to GECAS within GE Capital, which together negatively impacted continuing EPS (GAAP) by $0.18.

•
A $608 million pre-tax charge to reflect updated billing and cost assumptions for certain long-term service agreements (LTSAs) at Aviation in light of COVID-19. This was driven by lower utilization forecasts, specific contract adjustments, and customer credit risk.

•	A $1.8 billion pre-tax unrealized gain on marking its investment in Baker Hughes to market, which favorably impacted continuing EPS (GAAP) by $0.18.

Baker Hughes Update

Concurrent with today’s earnings release, GE is launching a program to fully monetize its Baker Hughes position over approximately three years. This program is designed to enable GE to sell its shares at a price that approximates the volume-weighted average price of the Baker Hughes shares over an extended period of time. Executing on this program over time will allow GE to divest a substantial non-core asset, redeploy capital, enhance financial flexibility, and strengthen its balance sheet. GE expects to use proceeds from these transactions for further deleveraging.

*Non-GAAP Financial Measure

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management’s view of the relevant comparisons of financial results.

Power

	Three months ended June 30			Six months ended June 30
(in millions)	2020	2019	Year on Year	2020	2019	Year on Year
Orders	$2,872	$4,916	(42)%	$6,982	$8,578	(19)%
Revenues	4,156	4,681	(11)%	8,181	9,298	(12)%
Segment Profit/(Loss)	(40)	117	U	(168)	228	U
Segment Profit/(Loss) Margin	(1.0)%	2.5%	(350) bps	(2.1)%	2.5%	(460) bps
Orders of $2.9 billion were down 42% reported and 41% organically, with equipment orders down significantly. Gas Power orders were down 43% organically and included orders for six gas turbines, including four aeroderivative units, and Power Portfolio orders were down 35% organically. Revenues of $4.2 billion were down 11% reported and 9% organically*, with Gas Power down 5% organically and Power Portfolio down 19% organically*. Segment loss of $40 million was down by $157 million, largely due to lower services volume and increased reserves primarily driven by an underperforming JV related to global aeroderivative packaging, partially offset by further fixed cost* reduction, primarily in Gas Power.

Renewable Energy

	Three months ended June 30			Six months ended June 30
(in millions)	2020	2019	Year on Year	2020	2019	Year on Year
Orders	$2,987	$3,676	(19)%	$6,055	$7,187	(16)%
Revenues	3,505	3,627	(3)%	6,698	6,165	9%
Segment Profit/(Loss)	(195)	(184)	(6)%	(498)	(371)	(34)%
Segment Profit/(Loss) Margin	(5.6)%	(5.1)%	(50) bps	(7.4)%	(6.0)%	(140) bps
Orders of $3.0 billion were down 19% reported and 17% organically, primarily driven by U.S. Onshore and Grid orders that pushed out of the first half of the year due to COVID-19. Revenues of $3.5 billion were down 3% reported and up 1% organically*, mainly driven by Onshore Wind, with new unit turbine deliveries of 830 and repower kit deliveries of 357. Segment loss of $195 million was down 6%, mainly driven by the negative impact of supply chain and project fulfillment disruptions associated with COVID-19 and quality-related costs, partially offset by Onshore Wind price and lower project execution losses.

Aviation

	Three months ended June 30			Six months ended June 30
(in millions)	2020	2019	Year on Year	2020	2019	Year on Year
Orders	$3,739	$8,571	(56)%	$11,188	$17,278	(35)%
Revenues	4,384	7,877	(44)%	11,276	15,831	(29)%
Segment Profit/(Loss)	(680)	1,385	U	325	3,046	(89)%
Segment Profit/(Loss) Margin	(15.5)%	17.6%	(3,310) bps	2.9%	19.2%	(1,630) bps
Orders of $3.7 billion were down 56% reported and organically with equipment down 41% reported and services down 67% reported. Revenues of $4.4 billion were down 44% reported and organically* with equipment down 33% reported—driven by sales of 178 LEAP-1A and -1B units, down 259 from last year, and sales of CFM56 units down 74 from last year—and services down 51% reported, primarily on lower volume and adjustments to LTSAs related to the impact of COVID-19. Military revenues increased 19% reported, primarily due to higher volume of engine shipments and increased revenues on development contracts. Segment loss of $680 million was down $2.1 billion, primarily due to COVID-19-related charges of $608 million in Commercial Services, lower volume on commercial spare part and commercial spare engine shipments, and decreased volume of shop visits. Decremental margins slightly improved sequentially from 62% to 59%, inclusive of the COVID-19-related charges.

*Non-GAAP Financial Measure

Healthcare

	Three months ended June 30			Six months ended June 30
(in millions)	2020	2019	Year on Year	2020	2019	Year on Year
Orders	$4,246	$5,203	(18)%	$9,537	$10,135	(6)%
Revenues	3,893	4,934	(21)%	8,620	9,616	(10)%
Segment Profit/(Loss)	550	958	(43)%	1,446	1,740	(17)%
Segment Profit/(Loss) Margin	14.1%	19.4%	(530) bps	16.8%	18.1%	(130) bps
Orders of $4.2 billion were down 18% reported and down 1% organically, driven by lower demand for products less correlated with COVID-19 and lower volume in Pharmaceutical Diagnostics, partially offset by elevated demand for COVID-19-related products. Revenues of $3.9 billion were down 21% reported and 4% organically*, with Healthcare Systems flat organically* and Pharmaceutical Diagnostics down 28% organically*. Segment profit of $550 million was down 43% reported and down 4% organically*, driven by a significant shift in product mix and headwinds in logistics and supply chain, partially offset through cost reductions.

GE Capital

	Three months ended June 30			Six months ended June 30
(in millions)	2020	2019	Year on Year	2020	2019	Year on Year
Capital continuing operations	$(1,476)	$(89)	U	$(1,506)	$46	U
Discontinued operations	17	238	(93)%	(147)	273	U
GE Capital Earnings	$(1,459)	$148	U	(1,653)	319	U

(in billions)	June 30, 2020	December 31, 2019	Variance
GE Capital continuing operations assets	$114.5	$117.5	$(3.1)
Continuing operations generated a loss of $1.5 billion in the quarter, primarily due to an impairment of GECAS goodwill, the majority of which arose from the acquisition of Milestone Aviation, our helicopter leasing business, in 2015. Continuing operations was also driven by mark-to-market effects and impairments, including the results of customer-specific, risk-based reviews of the GECAS aircraft operating lease portfolio; volume declines; debt tender costs; and lower gains. Excluding the impact of goodwill and debt tender costs, continuing operations generated an adjusted loss* of $522 million.

GE Capital continuing operations ended the quarter with $114 billion of assets, including $16 billion of liquidity. GE Capital remains committed to achieving a debt-to-equity target of less than 4x over time and expects to complete its annual Insurance premium deficiency testing and GECAS impairment review of the full portfolio in the third quarter.

*Non-GAAP Financial Measure

GENERAL ELECTRIC COMPANY
CONDENSED STATEMENT OF EARNINGS (LOSS) (UNAUDITED)
	Consolidated			GE(a)			GE Capital
Three months ended June 30	2020	2019	V%	2020	2019	V%	2020	2019	V%

Sales of goods and services	$16,060	$21,371	(25)%	$16,066	$21,416	(25)%	$13	$18	(28)%
GE Capital revenues from services	1,690	2,043		—	—		1,833	2,303
Total revenues	17,750	23,414	(24)%	16,066	21,416	(25)%	1,845	2,321	(21)%

Cost of sales	15,083	17,412		14,256	16,916		845	526
Selling, general and administrative expenses	3,079	3,425		2,979	3,367		162	211
Interest and other financial charges	997	929		396	382		657	646
Insurance liabilities and annuity benefits	564	638		—	—		577	668
Goodwill impairments	1,717	744		877	744		839	—
Non-operating benefit costs	598	561		596	558		2	3
Other costs and expenses	129	166		—	5		178	178
Total costs and expenses	22,166	23,874	(7)%	19,105	21,972	(13)%	3,262	2,233	46%

Other income	2,078	164		2,116	172		—	—
GE Capital earnings (loss) from continuing operations	—	—		(1,476)	(89)		—	—

Earnings (loss) from continuing operations before income taxes	(2,339)	(296)	U	(2,399)	(473)	U	(1,416)	88	U
Benefit (provision) for income taxes	199	181		66	170		133	11
Earnings (loss) from continuing operations	(2,139)	(115)	U	(2,333)	(303)	U	(1,283)	99	U
Earnings (loss) from discontinued operations, net of taxes	7	219		7	219		17	238
Net earnings (loss)	(2,132)	104	U	(2,325)	(84)	U	(1,266)	336	U
Less net earnings (loss) attributable to noncontrolling interests	(145)	(23)		(147)	(23)		2	—
Net earnings (loss) attributable to the Company	(1,987)	127	U	(2,179)	(61)	U	(1,268)	336	U
Preferred stock dividends	(192)	(188)		—	—		(192)	(188)
Net earnings (loss) attributable to GE common shareholders	$(2,179)	$(61)	U	$(2,179)	$(61)	U	$(1,459)	$148	U
Amounts attributable to GE common shareholders:
Earnings (loss) from continuing operations	$(2,139)	$(115)	U	$(2,333)	$(303)	U	$(1,283)	$99	U
Less net earnings (loss) attributable to noncontrolling interests, continuing operations	(145)	(1)		(147)	(1)		2	—
Earnings (loss) from continuing operations attributable to the Company	(1,995)	(114)	U	(2,186)	(302)	U	(1,285)	99	U
Preferred stock dividends	(192)	(188)		—	—		(192)	(188)
Earnings (loss) from continuing operations attributable to GE common shareholders	(2,186)	(302)	U	(2,186)	(302)	U	(1,476)	(89)	U
Earnings (loss) from discontinued operations, net of taxes	7	219		7	219		17	238
Less net earnings (loss) attributable to noncontrolling interests, discontinued operations	—	(23)		—	(23)		—	—
Net earnings (loss) attributable to GE common shareholders	$(2,179)	$(61)	U	$(2,179)	$(61)	U	$(1,459)	$148	U
Per-share amounts - earnings (loss) from continuing operations
Diluted earnings (loss) per share	$(0.27)	$(0.03)	U
Basic earnings (loss) per share	$(0.27)	$(0.03)	U
Per-share amounts - net earnings (loss)
Diluted earnings (loss) per share	$(0.26)	$(0.01)	U
Basic earnings (loss) per share	$(0.26)	$(0.01)	U
Total average equivalent shares
Diluted	8,750	8,724	—%
Basic	8,750	8,724	—%
Dividends declared per common share	$0.01	$0.01	—%
(a) Represents the adding together of all GE Industrial affiliates and GE Capital continuing operations on a one-line basis. See Note 1 to the 2019 consolidated financial statements at www.ge.com/ar2019 for further information about consolidation matters.
Amounts may not add due to rounding. Dollar amounts and share amounts in millions; per-share amounts in dollars.

GENERAL ELECTRIC COMPANY
CONDENSED STATEMENT OF EARNINGS (LOSS) (UNAUDITED)
	Consolidated			GE(a)			Financial Services (GE Capital)
Six months ended June 30	2020	2019	V%	2020	2019	V%	2020	2019	V%

Sales of goods and services	$34,874	$41,628	(16)%	$34,910	$41,740	(16)%	$37	$34	9%
GE Capital revenues from services	3,399	3,988		—	—		3,731	4,514
Total revenues	38,273	45,616	(16)%	34,910	41,740	(16)%	3,768	4,548	(17)%

Cost of sales	30,778	33,620		29,454	32,746		1,397	1,026
Selling, general and administrative expenses	6,144	6,827		5,928	6,562		365	478
Interest and other financial charges	1,791	1,993		766	902		1,161	1,323
Insurance liabilities and annuity benefits	1,199	1,249		—	—		1,230	1,302
Goodwill impairments	1,717	744		877	744		839	—
Non-operating benefit costs	1,216	1,129		1,212	1,122		5	8
Other costs and expenses	238	238		—	(4)		297	277
Total costs and expenses	43,084	45,801	(6)%	38,238	42,073	(9)%	5,295	4,413	20%

Other income	8,947	1,012		8,990	1,024		—	—
GE Capital earnings (loss) from continuing operations	—	—		(1,506)	46		—	—

Earnings (loss) from continuing operations before income taxes	4,136	827	F	4,156	738	F	(1,526)	135	U
Benefit (provision) for income taxes	136	41		(121)	(97)		257	139
Earnings (loss) from continuing operations	4,272	868	F	4,035	640	F	(1,270)	273	U
Earnings (loss) from discontinued operations, net of taxes	(171)	2,881		(171)	2,881		(147)	273
Net earnings (loss)	4,101	3,749	9%	3,865	3,522	10%	(1,417)	547	U
Less net earnings (loss) attributable to noncontrolling interests	(111)	34		(113)	33		2	—
Net earnings (loss) attributable to the Company	4,212	3,716	13%	3,977	3,488	14%	(1,418)	547	U
Preferred stock dividends	(235)	(228)		—	—		(235)	(228)
Net earnings (loss) attributable to GE common shareholders	$3,977	$3,488	14%	$3,977	$3,488	14%	$(1,653)	$319	U
Amounts attributable to GE common shareowners:
Earnings (loss) from continuing operations	$4,272	$868	F	$4,035	$640	F	$(1,270)	$273	U
Less net earnings (loss) attributable to noncontrolling interests, continuing operations	(108)	22		(110)	22		2	—
Earnings (loss) from continuing operations attributable to the Company	4,381	846	F	4,146	618	F	(1,272)	273	U
Preferred stock dividends	(235)	(228)		—	—		(235)	(228)
Earnings (loss) from continuing operations attributable to GE common shareholders	4,146	618	F	4,146	618	F	(1,506)	46	U
Earnings (loss) from discontinued operations, net of taxes	(171)	2,881		(171)	2,881		(147)	273
Less net earnings (loss) attributable to noncontrolling interests, discontinued operations	(2)	11		(2)	11		—	—
Net earnings (loss) attributable to GE common shareholders	$3,977	$3,488	14%	$3,977	$3,488	14%	$(1,653)	$319	U
Per-share amounts - earnings (loss) from continuing operations
Diluted earnings (loss) per share	$0.46	$0.07	F
Basic earnings (loss) per share	$0.46	$0.07	F
Per-share amounts - net earnings (loss)
Diluted earnings (loss) per share	$0.44	$0.40	10%
Basic earnings (loss) per share	$0.44	$0.40	10%
Total average equivalent shares
Diluted	8,752	8,730	—%
Basic	8,746	8,716	—%
Dividends declared per common share	$0.02	$0.02	—%
(a) Represents the adding together of all GE Industrial affiliates and GE Capital continuing operations on a one-line basis. See Note 1 to the 2019 consolidated financial statements at www.ge.com/ar2019 for further information about consolidation matters.
Amounts may not add due to rounding. Dollar amounts and share amounts in millions; per-share amounts in dollars.

GENERAL ELECTRIC COMPANY
SUMMARY OF REPORTABLE SEGMENTS (UNAUDITED)
	Three months ended June 30			Six months ended June 30
(Dollars in millions)	2020	2019	V%	2020	2019	V%

Power	$4,156	$4,681	(11)%	$8,181	$9,298	(12)%
Renewable Energy	3,505	3,627	(3)%	6,698	6,165	9%
Aviation	4,384	7,877	(44)%	11,276	15,831	(29)%
Healthcare	3,893	4,934	(21)%	8,620	9,616	(10)%
Capital	1,845	2,321	(21)%	3,768	4,548	(17)%
Total segment revenues(a)	17,783	23,439	(24)%	38,544	45,458	(15)%
Corporate items and eliminations	(33)	(25)	(32)%	(271)	158	U
Consolidated revenues	$17,750	$23,414	(24)%	$38,273	$45,616	(16)%

Power	$(40)	$117	U	$(168)	$228	U
Renewable Energy	(195)	(184)	(6)%	(498)	(371)	(34)%
Aviation	(680)	1,385	U	325	3,046	(89)%
Healthcare	550	958	(43)%	1,446	1,740	(17)%
Capital	(1,476)	(89)	U	(1,506)	46	U
Total segment profit (loss)(a)	(1,842)	2,188	U	(401)	4,688	U
Corporate items and eliminations	1,459	(976)	F	7,523	(1,205)	F
GE goodwill impairments	(877)	(744)	(18)%	(877)	(744)	(18)%
GE interest and other financial charges	(396)	(382)	(4)%	(766)	(902)	15%
GE non-operating benefit costs	(596)	(558)	(7)%	(1,212)	(1,122)	(8)%
GE benefit (provision) for income taxes	66	170	(61)%	(121)	(97)	(25)%
Earnings (loss) from continuing operations attributable to GE common shareholders	(2,186)	(302)	U	4,146	618	F
Earnings (loss) from discontinued operations, net of taxes	7	219	(97)%	(171)	2,881	U
Less net earnings attributable to noncontrolling interests, discontinued operations	—	(23)	F	(2)	11	U
Earnings (loss) from discontinued operations, net of tax and noncontrolling interest	7	241	(97)%	(168)	2,870	U
Consolidated net earnings (loss) attributable to the GE common shareholders	$(2,179)	$(61)	U	$3,977	$3,488	14%

(a)
Segment revenues include sales of products and services related to the segment. Segment profit excludes results reported as discontinued operations, restructuring and other charges, the portion of earnings or loss attributable to noncontrolling interests of consolidated subsidiaries, and as such only includes the portion of earnings or loss attributable to our share of the consolidated earnings or loss of consolidated subsidiaries. Segment profit excludes or includes interest and other financial charges, non-operating benefit costs, income taxes, and preferred stock dividends according to how a particular segment's management is measured – excluded in determining segment profit for Power, Renewable Energy, Aviation and Healthcare; included in determining segment profit, which we sometimes refer to as "net earnings," for Capital. Other income is included in segment profit for the industrial segments. Certain corporate costs, such as those related to shared services, employee benefits and information technology are allocated to our segments based on usage. A portion of the remaining corporate costs is allocated based on each segment's relative net cost of operations.

Amounts may not add due to rounding

GENERAL ELECTRIC COMPANY
CONDENSED STATEMENT OF FINANCIAL POSITION (UNAUDITED)
	Consolidated		GE(a)		GE Capital
	June 30,	December 31,	June 30,	December 31,	June 30,	December 31,
(In billions)	2020	2019	2020	2019	2020	2019

Cash, cash equivalents and restricted cash and marketable securities(b)(c)	$88.5	$84.9	$31.4	$27.6	$57.1	$57.3
Current receivables	16.0	16.8	12.7	13.9	—	—
Financing receivables – net	3.1	3.1	—	—	7.0	7.0
Inventories	15.3	14.1	15.3	14.1	—	—
Property, plant & equipment - net	45.5	46.2	16.7	17.4	29.9	29.9
Receivable from GE Capital(e)(f)	—	—	20.7	19.1	—	—
Investment in GE Capital	—	—	13.6	15.3	—	—
Goodwill & intangible assets	35.1	37.4	35.0	36.4	0.2	1.0
Contract assets and other deferred assets	15.6	16.8	15.6	16.8	—	—
Other assets	33.8	33.5	17.2	16.6	20.3	22.1
Assets of businesses held for sale	—	9.1	—	8.6	—	0.2
Assets of discontinued operations	3.6	4.1	0.2	0.2	3.5	3.9
Total assets	$256.5	$266.0	$178.3	$186.1	$117.9	$121.5

Borrowings(d)(f)	$81.9	$90.9	$20.4	$20.7	$37.0	$39.9
Borrowings assumed by GE(e)	—	—	25.4	31.4	20.7	19.1
Insurance liabilities and annuity benefits	41.0	39.8	—	—	41.4	40.2
Non-current compensation and benefits	30.9	31.7	30.5	31.2	0.4	0.5
Other liabilities	67.3	71.9	66.8	71.4	4.5	6.2
Liabilities of businesses held for sale	—	1.7	—	1.6	—	0.1
Liabilities of discontinued operations	0.2	0.2	0.2	0.1	0.1	0.1
GE shareholders' equity	33.7	28.3	33.7	28.3	13.6	15.3
Noncontrolling interests	1.6	1.5	1.4	1.4	0.2	0.1
Total liabilities and equity	$256.5	$266.0	$178.3	$186.1	$117.9	$121.5

(a)
Represents the adding together of all GE Industrial affiliates and GE Capital continuing operations on a one-line basis. See Note 1 to the 2019 consolidated financial statements at www.ge.com/ar2019 for further information about consolidation matters.

(b)
GE Capital cash, cash equivalents and restricted cash totaled $16.0 billion at June 30, 2020, including $1.2 billion which was subject to regulatory restrictions, primarily in insurance entities. On April 17, 2020, we refinanced unused back-up revolving syndicated credit facility. In connection with the refinancing, we terminated the unused $20.0 billion back-up revolving syndicated credit facility and entered into a new $15.0 billion back-up revolving syndicated credit facility, expiring in April 2023. The closing of the new $15.0 billion facility also terminated the $14.8 billion unused revolving syndicated credit facility that was scheduled to mature in December 2020. Under the terms of an agreement between GE Capital and GE, GE Capital has the right to compel GE to borrow under the $15.0 billion unused back-up revolving syndicated credit facility. Under this agreement, GE would transfer the proceeds to GE Capital as intercompany loans, which would be subject to the same terms and conditions as those between GE and the lending banks. GE Capital has not exercised this right.

(c)
Balance included consolidated restricted cash of $1.1 billion and $0.6 billion at June 30, 2020 and December 31, 2019, respectively. GE restricted cash was $0.9 billion and $0.5 billion at June 30, 2020 and December 31, 2019, respectively, and GE Capital restricted cash was $0.2 billion and $0.1 billion at June 30, 2020 and December 31, 2019, respectively.

(d)
GE borrowings includes commercial paper of $0.5 billion and $3.0 billion at June 30, 2020 and December 31, 2019, respectively. GE Capital borrowings includes commercial paper of zero at both June 30, 2020 and December 31, 2019, respectively.

(e)
At June 30, 2020, the remaining GE Capital borrowings that had been assumed by GE as part of the GE Capital Exit Plan was $25.4 billion, for which GE has an offsetting receivable from GE Capital of $20.7 billion. The difference of $4.7 billion represents the amount of borrowings GE Capital has funded with available cash to GE via an intercompany loan in lieu of issuing borrowings externally.

(f)
At June 30, 2020, total GE borrowings is comprised of GE-issued borrowings of $20.4 billion and the $4.7 billion of borrowings from GE Capital as described in note (e) above for a total of $25.1 billion.

Amounts may not add due to rounding

GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We believe that presenting non-GAAP financial measures provides management and investors useful measures to evaluate performance and trends of the total company and its businesses. This includes adjustments in recent periods to GAAP financial measures to increase period-to-period comparability following actions to strengthen our overall financial position and how we manage our business.

In addition, management recognizes that certain non-GAAP terms may be interpreted differently by other companies under different circumstances. In various sections of this report we have made reference to the following non-GAAP financial measures in describing our (1) revenues, specifically GE Industrial organic revenues by segment; Gas Power organic revenues; Power Portfolio organic revenues; Healthcare Systems organic revenues; and Pharmaceutical Diagnostics organic revenues, (2) costs, specifically Gas Power fixed costs, (3) profit, specifically GE Industrial organic profit and profit margin by segment; Adjusted GE Industrial profit and profit margin (excluding certain items); Adjusted GE Industrial organic profit and profit margin; Adjusted earnings (loss); and Adjusted earnings (loss) per share (EPS), (4) cash flows, specifically GE Industrial free cash flows (FCF) and (5) debt balances, specifically GE Industrial net debt.

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow. Certain columns, rows or percentages within these reconciliations may not add or recalculate due to the use of rounded numbers. Totals and percentages presented are calculated from the underlying numbers in millions.

GE INDUSTRIAL ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
Three months ended June 30	Revenues			Segment profit (loss)			Profit margin
(Dollars in millions)	2020	2019	V%	2020	2019	V%	2020	2019	V pts

Power (GAAP)	$4,156	$4,681	(11)%	$(40)	$117	U	(1.0)%	2.5%	(3.5)pts
Less: acquisitions	4	19		(5)	(2)
Less: business dispositions	—	22		—	—
Less: foreign currency effect	(65)	—		20	—
Power organic (Non-GAAP)	$4,218	$4,640	(9)%	$(54)	$120	U	(1.3)%	2.6%	(3.9)pts

Renewable Energy (GAAP)	$3,505	$3,627	(3)%	$(195)	$(184)	(6)%	(5.6)%	(5.1)%	(0.5)pts
Less: acquisitions	—	—		—	—
Less: business dispositions	8	23		—	(1)
Less: foreign currency effect	(133)	—		15	—
Renewable Energy organic (Non-GAAP)	$3,630	$3,603	1%	$(210)	$(183)	(15)%	(5.8)%	(5.1)%	(0.7)pts

Aviation (GAAP)	$4,384	$7,877	(44)%	$(680)	$1,385	U	(15.5)%	17.6%	(33.1)pts
Less: acquisitions	—	—		—	—
Less: business dispositions	—	46		—	(4)
Less: foreign currency effect	(5)	—		3	—
Aviation organic (Non-GAAP)	$4,389	$7,831	(44)%	$(683)	$1,390	U	(15.6)%	17.7%	(33.3)pts

Healthcare (GAAP)	$3,893	$4,934	(21)%	$550	$958	(43)%	14.1%	19.4%	(5.3)pts
Less: acquisitions	7	—		(11)	—
Less: business dispositions	—	828		—	361
Less: foreign currency effect	(72)	—		(15)	—
Healthcare organic (Non-GAAP)	$3,958	$4,106	(4)%	$577	$598	(4)%	14.6%	14.6%	0pts

	Revenues			Segment profit (loss)			Profit margin
Six months ended June 30 (Dollars in millions)	2020	2019	V%	2020	2019	V%	2020	2019	V pts

Power (GAAP)	$8,181	$9,298	(12)%	$(168)	$228	U	(2.1)%	2.5%	(4.6)pts
Less: acquisitions	19	19		(3)	(2)
Less: business dispositions	15	56		2	—
Less: foreign currency effect	(111)	—		22	—
Power organic (Non-GAAP)	$8,257	$9,223	(10)%	$(189)	$230	U	(2.3)%	2.5%	(4.8)pts

Renewable Energy (GAAP)	$6,698	$6,165	9%	$(498)	$(371)	(34)%	(7.4)%	(6.0)%	(1.4)pts
Less: acquisitions	—	—		—	—
Less: business dispositions	8	23		—	(1)
Less: foreign currency effect	(197)	—		23	—
Renewable Energy organic (Non-GAAP)	$6,888	$6,142	12%	$(520)	$(371)	(40)%	(7.5)%	(6.0)%	(1.5)pts

Aviation (GAAP)	$11,276	$15,831	(29)%	$325	$3,046	(89)%	2.9%	19.2%	(16.3)pts
Less: acquisitions	—	—		—	—
Less: business dispositions	13	226		(2)	15
Less: foreign currency effect	(7)	—		7	—
Aviation organic (Non-GAAP)	$11,270	$15,604	(28)%	$321	$3,031	(89)%	2.8%	19.4%	(16.6)pts

Healthcare (GAAP)	$8,620	$9,616	(10)%	$1,446	$1,740	(17)%	16.8%	18.1%	(1.3)pts
Less: acquisitions	21	21		(11)	(4)
Less: business dispositions	—	831		—	329
Less: foreign currency effect	(125)	—		(20)	—
Healthcare organic (Non-GAAP)	$8,723	$8,765	—%	$1,477	$1,414	4%	16.9%	16.1%	0.8pts

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends. We also believe presenting organic revenues* and organic profit* separately for our industrial businesses provides management and investors with useful information about the trends of our industrial businesses and enables a more direct comparison to other non-financial companies.

GAS POWER ORGANIC REVENUES (NON-GAAP)	Three months ended June 30			Six months ended June 30
(Dollars in millions)	2020	2019	V%	2020	2019	V%

Gas Power revenues (GAAP)	$3,077	$3,246	(5)%	$5,936	$6,510	(9)%
Less: acquisitions	—	—		—	—
Less: business dispositions	—	1		—	3
Less: foreign currency effect	(15)	—		(30)	—
Gas Power organic revenues (Non-GAAP)	$3,092	$3,245	(5)%	$5,967	$6,507	(8)%

POWER PORTFOLIO ORGANIC REVENUES (NON-GAAP)	Three months ended June 30			Six months ended June 30
(Dollars in millions)	2020	2019	V%	2020	2019	V%

Power Portfolio revenues (GAAP)	$1,079	$1,434	(25)%	$2,244	$2,788	(20)%
Less: acquisitions	4	19		19	19
Less: business dispositions	—	21		15	54
Less: foreign currency effect	(51)	—		(81)	—
Power Portfolio organic revenues (Non-GAAP)	$1,126	$1,394	(19)%	$2,291	$2,716	(16)%

*Non-GAAP Financial Measure

HEALTHCARE SYSTEMS ORGANIC REVENUES (NON-GAAP)	Three months ended June 30			Six months ended June 30
(Dollars in millions)	2020	2019	V%	2020	2019	V%

Healthcare Systems revenues (GAAP)	$3,523	$3,589	(2)%	$6,971	$7,021	(1)%
Less: acquisitions	—	—		18	21
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(62)	—		(99)	—
Healthcare Systems organic revenues (Non-GAAP)	$3,586	$3,589	—%	$7,051	$7,000	1%

PHARMACEUTICAL DIAGNOSTICS (PDX) ORGANIC REVENUES (NON-GAAP)	Three months ended June 30			Six months ended June 30
(Dollars in millions)	2020	2019	V%	2020	2019	V%

PDX revenues (GAAP)	$370	$517	(28)%	$820	$1,003	(18)%
Less: acquisitions	7	—		3	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(10)	—		(17)	—
PDX organic revenues (Non-GAAP)	$373	$517	(28)%	$833	$1,003	(17)%

GE INDUSTRIAL ORGANIC REVENUES (NON-GAAP)	Three months ended June 30			Six months ended June 30
(Dollars in millions)	2020	2019	V%	2020	2019	V%

GE Industrial revenues (GAAP)	$16,066	$21,416	(25.0)%	$34,910	$41,740	(16.4)%
Less: acquisitions	26	19		68	39
Less: business dispositions	8	919		37	1,300
Less: foreign currency effect	(280)	—		(446)	—
GE Industrial organic revenues (Non-GAAP)	$16,312	$20,478	(20.3)%	$35,252	$40,401	(12.7)%

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends.

GAS POWER FIXED COSTS (NON-GAAP)	Three months ended June 30			Six months ended June 30
(Dollars in millions)	2020	2019	V%	2020	2019	V%

Gas Power total costs and expenses (GAAP)	$3,027	$3,101	(2)%	$5,916	$6,270	(6)%
Less: Gas Power variable costs	2,353	2,329		4,556	4,677
Gas Power Fixed Costs Non-GAAP)	$674	$772	(13)%	$1,360	$1,593	(15)%

We believe that fixed costs* is a meaningful measure as it is broader than selling, general and administrative costs and represents the costs in the segments that generally do not vary with volume. Segment variable costs* are those costs within our industrial segments that vary with volume. The most significant variable costs would be material and direct labor costs incurred to produce our products and deliver our services that are recorded in the Statement of Earnings line items of cost of goods and cost of services sold.

*Non-GAAP Financial Measure

ADJUSTED GE INDUSTRIAL PROFIT AND PROFIT MARGIN	Three months ended June 30		Six months ended June 30
(EXCLUDING CERTAIN ITEMS) (NON-GAAP) (Dollars in millions)	2020	2019	2020	2019

GE total revenues (GAAP)	$16,066	$21,416	$34,910	$41,740

Costs
GE total costs and expenses (GAAP)	$19,105	$21,972	$38,238	$42,073
Less: GE interest and other financial charges	396	382	766	902
Less: non-operating benefit costs	596	558	1,212	1,122
Less: restructuring & other	433	345	641	611
Less: goodwill impairments	728	744	728	744
Add: noncontrolling interests	(147)	(1)	(110)	22
Adjusted GE Industrial costs (Non-GAAP)	$16,805	$19,943	$34,781	$38,715

Other Income
GE other income (GAAP)	$2,116	$172	$8,990	$1,024
Less: unrealized gains (losses)	1,825	(51)	(3,968)	(38)
Less: restructuring & other	—	—	—	9
Less: gains (losses) and impairments for disposed or held for sale businesses	74	(116)	12,513	250
Adjusted GE other income (Non-GAAP)	$217	$339	445	804

GE Industrial profit (GAAP)	$(922)	$(384)	$5,663	$692
GE Industrial profit margin (GAAP)	(5.7)%	(1.8)%	16.2%	1.7%

Adjusted GE Industrial profit (Non-GAAP)	$(521)	$1,812	$575	$3,829
Adjusted GE Industrial profit margin (Non-GAAP)	(3.2)%	8.5%	1.6%	9.2%

We believe these measures are meaningful because they increase the comparability of period-to-period results.

ADJUSTED GE INDUSTRIAL ORGANIC PROFIT	Three months ended June 30			Six months ended June 30
(NON-GAAP) (Dollars in millions)	2020	2019	V%	2020	2019	V%

Adjusted GE Industrial profit (Non-GAAP)	$(521)	$1,812	U	$575	$3,829	(85)%
Less: acquisitions	(11)	(2)		(9)	(6)
Less: business dispositions	—	356		(1)	335
Less: foreign currency effect	20	—		30	—
Adjusted GE Industrial organic profit (Non-GAAP)	$(529)	$1,459	U	$554	$3,499	(84)%

Adjusted GE Industrial profit margin (Non-GAAP)	(3.2)%	8.5%	(11.7)pts	1.6%	9.2%	(7.6)pts
Adjusted GE Industrial organic profit margin (Non-GAAP)	(3.2)%	7.1%	(10.3)pts	1.6%	8.7%	(7.1)pts

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends.

ADJUSTED EARNINGS (LOSS) (NON-GAAP)	Three months ended June 30			Six months ended June 30
(Dollars in millions)	2020	2019	V%	2020	2019	V%

Consolidated earnings (loss) from continuing operations attributable to GE common shareholders (GAAP)	$(2,186)	$(302)	U	$4,135	$600	F
Add: Accretion of redeemable noncontrolling interests (RNCI)	(135)	—		(135)	—
Less: GE Capital earnings (loss) from continuing operations attributable to GE common shareholders (GAAP)	(1,476)	(89)		(1,506)	46
GE Industrial earnings (loss) (Non-GAAP)	(845)	(213)	U	5,506	554	F
Non-operating benefits costs (pre-tax) (GAAP)	(596)	(558)		(1,212)	(1,122)
Tax effect on non-operating benefit costs	125	117		255	236
Less: non-operating benefit costs (net of tax)	(471)	(441)		(957)	(886)
Gains (losses) and impairments for disposed or held for sale businesses (pre-tax)	74	(116)		12,513	250
Tax effect on gains (losses) and impairments for disposed or held for sale businesses	30	2		(1,235)	37
Less: gains (losses) and impairments for disposed or held for sale businesses (net of tax)	104	(114)		11,278	287
Restructuring & other (pre-tax)	(433)	(345)		(641)	(602)
Tax effect on restructuring & other	91	71		134	124
Less: restructuring & other (net of tax)	(342)	(273)		(507)	(479)
Goodwill impairments (pre-tax)	(728)	(744)		(728)	(744)
Tax effect on goodwill impairments	(23)	(55)		(23)	(55)
Less: goodwill impairments (net of tax)	(751)	(799)		(751)	(799)
Unrealized gains (losses)	1,825	(51)		(3,968)	(38)
Tax on unrealized gains (losses)	(277)	11		819	8
Less: unrealized gains (losses)	1,548	(40)		(3,149)	(30)
Debt extinguishment costs	(63)	—		(63)	—
Tax effect on debt extinguishment costs	13	—		13	—
Less: debt extinguishment costs (net of tax)	(50)	—		(50)	—
BioPharma deal expense (pre-tax)	—	—		—	—
Tax on BioPharma deal expense	—	—		—	(14)
Less: BioPharma deal expense (net of tax)	—	—		—	(14)
Accretion of RNCI	(135)	—		(135)	—
Tax effect on accretion of RNCI	—	—		—	—
Less: Accretion of RNCI (net of tax)	(135)	—		(135)	—
Less: GE Industrial U.S. tax reform enactment adjustment	—	—		—	(101)
Adjusted GE Industrial earnings (loss) (Non-GAAP)	$(748)	$1,454	U	$(222)	$2,577	U

GE Capital earnings (loss) from continuing operations attributable to GE common shareholders (GAAP)	(1,476)	(89)	U	(1,506)	46	U
Goodwill impairments (pre-tax)	(839)	—		(839)	—
Tax effect on goodwill impairments	3	—		3	—
Less: goodwill impairments (net of tax)	(836)	—		(836)	—
Debt extinguishment costs	(143)	—		(143)	—
Tax effect on debt extinguishment costs	24	—		24	—
Less: debt extinguishment costs (net of tax)	(119)	—		(119)	—
Less: GE Capital U.S. tax reform enactment adjustment	—	—		—	99
Less: GE Capital tax benefit related to BioPharma sale	—	—		88	—
Adjusted GE Capital earnings (loss) (Non-GAAP)	$(522)	$(89)	U	$(640)	$(53)	U

Adjusted GE Industrial earnings (loss) (Non-GAAP)	$(748)	$1,454	U	$(222)	$2,577	U
Add: Adjusted GE Capital earnings (loss) (Non-GAAP)	(522)	(89)	U	(640)	(53)	U
Adjusted earnings (loss) (Non-GAAP)	$(1,270)	$1,365	U	$(862)	$2,524	U

ADJUSTED EARNINGS (LOSS) PER SHARE (EPS)	Three months ended June 30			Six months ended June 30
(NON-GAAP)	2020	2019	V%	2020	2019	V%

Consolidated EPS from continuing operations attributable to GE common shareholders (GAAP)	$(0.25)	$(0.03)	U	$0.47	$0.07	F
Add: Accretion of redeemable noncontrolling interests (RNCI)	(0.02)	—		(0.02)	—
Less: GE Capital EPS from continuing operations attributable to GE common shareholders (GAAP)	(0.17)	(0.01)		(0.17)	0.01
GE Industrial EPS (Non-GAAP)	(0.10)	(0.02)	U	$0.63	$0.06	F
Non-operating benefits costs (pre-tax) (GAAP)	(0.07)	(0.06)		(0.14)	(0.13)
Tax effect on non-operating benefit costs	0.01	0.01		0.03	0.03
Less: non-operating benefit costs (net of tax)	(0.05)	(0.05)		(0.11)	(0.10)
Gains (losses) and impairments for disposed or held for sale businesses (pre-tax)	0.01	(0.01)		1.43	0.03
Tax effect on gains (losses) and impairments for disposed or held for sale businesses	—	—		(0.14)	—
Less: gains (losses) and impairments for disposed or held for sale businesses (net of tax)	0.01	(0.01)		1.29	0.03
Restructuring & other (pre-tax)	(0.05)	(0.04)		(0.07)	(0.07)
Tax effect on restructuring & other	0.01	0.01		0.02	0.01
Less: restructuring & other (net of tax)	(0.04)	(0.03)		(0.06)	(0.05)
Goodwill impairments (pre-tax)	(0.08)	(0.09)		(0.08)	(0.09)
Tax effect on goodwill impairments	—	(0.01)		—	(0.01)
Less: goodwill impairments (net of tax)	(0.09)	(0.09)		(0.09)	(0.09)
Unrealized gains (losses)	0.21	(0.01)		(0.45)	—
Tax on unrealized gains (losses)	(0.03)	—		0.09	—
Less: unrealized gains (losses)	0.18	—		(0.36)	—
Debt extinguishment costs	(0.01)	—		(0.01)	—
Tax effect on debt extinguishment costs	—	—		—	—
Less: debt extinguishment costs (net of tax)	(0.01)	—		(0.01)	—
Accretion of RNCI	(0.02)	—		(0.02)	—
Tax effect on accretion of RNCI	—	—		—	—
Less: Accretion of RNCI (net of tax)	(0.02)	—		(0.02)	—
BioPharma deal expense (pre-tax)	—	—		—	—
Tax on BioPharma deal expense	—	—		—	—
Less: BioPharma deal expense (net of tax)	—	—		—	—
Less: GE Industrial U.S. tax reform enactment adjustment	—	—		—	(0.01)
Adjusted GE Industrial EPS (Non-GAAP)	$(0.09)	$0.17	U	$(0.03)	$0.30	U

GE Capital EPS from continuing operations attributable to GE common shareholders (GAAP)	(0.17)	(0.01)	U	(0.17)	0.01	U
Goodwill impairments (pre-tax)	(0.10)	—		(0.10)	—
Tax effect on goodwill impairments	—	—		—	—
Less: goodwill impairments (net of tax)	(0.10)	—		(0.10)	—
Debt extinguishment costs	(0.02)	—		(0.02)	—
Tax effect on debt extinguishment costs	—	—		—	—
Less: debt extinguishment costs (net of tax)	(0.01)	—		(0.01)	—
Less: GE Capital U.S. tax reform enactment adjustment	—	—		—	0.01
Less: GE Capital tax benefit related to BioPharma sale	—	—		0.01
Adjusted GE Capital EPS (Non-GAAP)	$(0.06)	$(0.01)	U	$(0.07)	$(0.01)	U

Adjusted GE Industrial EPS (Non-GAAP)	$(0.09)	$0.17	U	$(0.03)	$0.30	U
Add: Adjusted GE Capital EPS (Non-GAAP)	(0.06)	(0.01)	U	(0.07)	(0.01)	U
Adjusted EPS (Non-GAAP)	$(0.15)	$0.16	U	$(0.10)	$0.29	U

Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.
The service cost for our pension and other benefit plans are included in adjusted earnings*, which represents the ongoing cost of providing pension benefits to our employees. The components of non-operating benefit costs are mainly driven by capital allocation decisions and market performance. We believe the retained costs in Adjusted earnings* and Adjusted EPS* provides management and investors a useful measure to evaluate the performance of the total company and increases period-to-period comparability. We also use Adjusted EPS* as a performance metric at the company level for our annual executive incentive plan for 2020. We believe presenting Adjusted Industrial earnings* and Adjusted Industrial EPS* separately for our financial services businesses also provides management and investors with useful information about the relative size of our industrial and financial services businesses in relation to the total company.

*Non-GAAP Financial Measure

GE INDUSTRIAL FREE CASH FLOWS (FCF) (NON-GAAP)	Three months ended June 30		Six months ended June 30
(In millions)	2020	2019	2020	2019

GE CFOA (GAAP)	$(1,604)	$(460)	$(3,266)	$(1,068)
Add: gross additions to property, plant and equipment	(498)	(565)	(1,002)	(1,116)
Add: gross additions to internal-use software	(36)	(71)	(95)	(137)
Less: taxes related to business sales	(71)	(100)	(88)	(108)
GE Industrial free cash flows (Non-GAAP)	$(2,067)	$(996)	$(4,275)	$(2,212)

We believe investors may find it useful to compare GE's Industrial free cash flows* performance without the effects of cash used for taxes related to business sales. We believe this measure will better allow management and investors to evaluate the capacity of our industrial operations to generate free cash flows.

GE INDUSTRIAL NET DEBT (NON-GAAP) (In millions)	June 30, 2020	December 31, 2019

Total GE short- and long-term borrowings (GAAP)	$45,814	$52,059
Less: GE Capital short- and long-term debt assumed by GE	25,398	31,368
Add: intercompany loans from GE Capital	4,726	12,226
Total adjusted GE borrowings	$25,142	$32,917
Total pension and principal retiree benefit plan liabilities (pre-tax)(a)	27,773	27,773
Less: taxes at 21%	5,832	5,832
Total pension and principal retiree benefit plan liabilities (net of tax)	$21,941	$21,941
GE operating lease liabilities	3,117	3,369
GE preferred stock	5,826	5,738
Less: 50% of GE preferred stock	2,913	2,869
50% of preferred stock	$2,913	$2,869
Deduction for total GE cash, cash equivalents and restricted cash	(25,428)	(17,613)
Less: 25% of GE cash, cash equivalents and restricted cash	(6,357)	(4,403)
Deduction for 75% of GE cash, cash equivalents and restricted cash	$(19,071)	$(13,210)
Total GE Industrial net debt (Non-GAAP)	$34,041	$47,886

(a) Represents the total net deficit status of principal pension plans, other pension plans and retiree benefit plans at December 31, 2019. The funded status of our benefit plans is updated annually in the fourth quarter.

In this document we use GE Industrial net debt*, which is calculated based on rating agency methodologies. We are including the calculation of GE industrial net debt* to provide investors more clarity regarding how the credit rating agencies measure GE Industrial leverage.

*Non-GAAP Financial Measure

Caution Concerning Forward Looking Statements

This release and certain of our other public communications and SEC filings may contain statements related to future, not past, events. These forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "estimate," "forecast," "target," "preliminary," or "range." Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the potential impacts of the COVID-19 pandemic on our business operations, financial results and financial position and on the world economy; our expected financial performance, including cash flows, revenues, organic growth, margins, earnings and earnings per share; macroeconomic and market conditions and volatility; planned and potential business or asset dispositions; our de-leveraging plans, including leverage ratios and targets, the timing and nature of actions to reduce indebtedness and our credit ratings and outlooks; GE's and GE Capital's funding and liquidity; our businesses’ cost structures and plans to reduce costs; restructuring, goodwill impairment or other financial charges; or tax rates.

For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include:

•
the severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic and of businesses' and governments' responses to the pandemic on our operations and personnel, and on commercial activity and demand across our and our customers' businesses, and on global supply chains;

•
our inability to predict the extent to which the COVID-19 pandemic and related impacts will continue to adversely impact our business operations, financial performance, results of operations, financial position, the prices of our securities and the achievement of our strategic objectives;

•
changes in macroeconomic and market conditions and market volatility (including developments and volatility arising from the COVID-19 pandemic), including interest rates, the value of securities and other financial assets (including our equity ownership position in Baker Hughes), oil and other commodity prices and exchange rates, and the impact of such changes and volatility on our financial position;

•	our de-leveraging and capital allocation plans, including with respect to actions to reduce our indebtedness, the timing and amount of GE dividends, organic investments, and other priorities;

•
further downgrades of our current short- and long-term credit ratings or ratings outlooks, or changes in rating application or methodology, and the related impact on our liquidity, funding profile, costs and competitive position;

•	GE’s liquidity and the amount and timing of our GE Industrial cash flows and earnings, which may be impacted by customer, supplier, competitive, contractual and other dynamics and conditions;

•
GE Capital's capital and liquidity needs, including in connection with GE Capital’s run-off insurance operations and discontinued operations, the amount and timing of required capital contributions to the insurance operations and any strategic actions that we may pursue; the impact of conditions in the financial and credit markets on GE Capital's ability to sell financial assets; the availability and cost of funding; and GE Capital's exposure to particular counterparties and markets;

•
our success in executing and completing asset dispositions or other transactions, including our plan to exit our equity ownership position in Baker Hughes, the timing of closing for such transactions and the expected proceeds and benefits to GE;

•
global economic trends, competition and geopolitical risks, including changes in the rates of investment or economic growth in key markets we serve, or an escalation of trade tensions such as those between the U.S. and China;

•
market developments or customer actions that may affect levels of demand and the financial performance of the major industries and customers we serve, such as secular, cyclical and competitive pressures in our Power business, pricing and other pressures in the renewable energy market, levels of demand for air travel and other customer dynamics such as early aircraft retirements, conditions in key geographic markets and other shifts in the competitive landscape for our products and services;

•	operational execution by our businesses, including our ability to improve the operations and execution of our Power and Renewable Energy businesses, and the performance of our Aviation business;

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changes in law, regulation or policy that may affect our businesses, such as trade policy and tariffs, regulation related to climate change, and the effects of U.S. tax reform and other tax law changes;

•	our decisions about investments in new products, services and platforms, and our ability to launch new products in a cost-effective manner;

•	our ability to increase margins through implementation of operational changes, restructuring and other cost reduction measures;

•	the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of Alstom, SEC and other investigative and legal proceedings;

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the impact of actual or potential failures of our products or third-party products with which our products are integrated, such as the fleet grounding of the Boeing 737 MAX, and the timing of its return to service and return to delivery, and related reputational effects;

•	the impact of potential information technology, cybersecurity or data security breaches; and

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the other factors that are described in the "Risk Factors" section of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and of our Annual Report on Form 10-K for the year ended December 31, 2019, as such descriptions may be updated or amended in any future reports we file with the SEC.

These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

This release includes certain forward-looking projected financial information that is based on current estimates and forecasts, and actual results could differ materially. Refer also to the webcast of our investor conference later this morning for additional discussion of our outlook and uncertainties that could cause our future results to be different than our current expectations.

General Electric Capital Corporation (GECC) has been merged into GE and our financial services business is now operated by GE Capital Global Holdings, LLC (GECGH). In our public communications and SEC filings, we refer to GECC and GECGH as “GE Capital”. We refer to the industrial businesses of the Company including GE Capital on an equity basis as “GE”. “GE (ex-GE Capital)” and /or “Industrial” refer to GE excluding GE Capital. Our financial services segment previously referred to as GE Capital is now referred to as Capital.

GE’s Investor Relations website at www.ge.com/investor and our corporate blog at www.gereports.com, as well as GE’s Facebook page and Twitter accounts, contain a significant amount of information about GE, including financial and other information for investors. GE encourages investors to visit these websites from time to time, as information is updated and new information is posted.

Benefits

GE reserves the right to terminate, amend, suspend, replace or modify its benefit plans and programs at any time and for any reason, in its sole discretion. No individual has a vested right to any benefit under a plan or program described or referenced in this document.

Additional Financial Information

Additional financial information can be found on the Company’s website at: www.ge.com/investor under Events and Reports.

Conference Call and Webcast

GE will discuss its results during its investor conference call today starting at 8:00 a.m. ET. The conference call will be broadcast live via webcast, and the webcast and accompanying slide presentation containing financial information can be accessed by visiting the Events and Reports page on GE’s website at: www.ge.com/investor. An archived version of the webcast will be available on the website after the call.

About GE

GE (NYSE:GE) rises to the challenge of building a world that works. For more than 125 years, GE has invented the future of industry, and today the company’s dedicated team, leading technology, and global reach and capabilities help the world work more efficiently, reliably, and safely. GE’s people are diverse and dedicated, operating with the highest level of integrity and focus to fulfill GE’s mission and deliver for its customers. www.ge.com

GE Investor Contact:
Steve Winoker, 617.443.3400
swinoker@ge.com

GE Media Contact:
Mary Kate Mullaney, 202.304.6514
marykate.nevin@ge.com